EXHIBIT 99.1

July 11, 2005

FOR FURTHER INFORMATION CONTACT:
Thomas B. Olson, Secretary
(303) 796-8940


    EQUITEX SIGNS BINDING AGREEMENT TO ACQUIRE HYDROGEN GENERATION TECHNOLOGY

Englewood, Colorado and West Palm Beach, Florida . . . Equitex, Inc. (NASDAQ:
EQTX) announced today that is has executed a binding agreement in principle for the acquisition of a license to exploit all of Hydrogen Power Inc.'s ("HPI") intellectual property in the United States for a combination of cash and stock to be issued. In connection with the transaction, the Company also received three separate options to acquire HPI's intellectual property rights for South America, Mexico and Canada. In addition, if Equitex chooses to exercise its options, the Company could acquire all of the business operations of HPI pursuant to the terms of the final option.

ABOUT HYDROGEN POWER INC.

HPI has licensed a patented breakthrough technology that allows hydrogen gas to be generated on-site and on-demand without connection to the electrical grid. The HPI process can supply hydrogen at customized rates and pressures.

The HPI Hydrogen Now TM patented system creates pure hydrogen from the chemistry of aluminum and any type of water. Aluminum is the third most abundant element (after oxygen and silicon) in the earth's crust and water is universally available. In addition waste or scrap aluminum may be used and the by-products can be recycled and the process is pollution free and environmentally benign. The hydrogen produced can directly power any fuel cell or internal combustion engine application.

HPI technology will provide hydrogen transportation and supply solutions from small portable applications to large stationary systems.

     o HPI Hydrogen Now TM system can provide hydrogen at a constant rate at low pressures to potentially power low wattage fuel cells at energy densities and economies superior to current battery technology.

     o The HPI Hydrogen Now TM system can provide hydrogen on a continuous basis at moderate pressures to potentially power mobile back-up generators, either fuel cell or internal combustion types.

     o The HPI Hydrogen Now TM system can potentially provide hydrogen on a large scale basis at high pressures for hydrogen vehicle fueling stations without the need for on-site storage and compression. The same technology may be provided on-board as a back-up fuel source for hydrogen powered vehicles.
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HPI believes potential future applications for its hydrogen power technology could include:

     o On-board hydrogen generation for internal combustion engines in automobiles, boats and other applications.
     o Portable power generation - emergency power generation, recreation vehicles/boating and light military applications.
     o Disposable/recyclable power cells for personal electronics - laptop computers, PDA's and cellular telephones.
     o Fixed generators for light commercial and industrial use including refueling stations for fuel cell operated automobiles.

HPI, based in Seattle, Washington, (www.hydrogenpowerinc.com) has a fully functional product development laboratory equipped to carry out hydrogen-related testing, research and engineering. HPI has also made working arrangements with two university laboratories - the Department of Metals and Materials Engineering at the University of British Columbia, Canada and the Department of Metals at the University of Washington, Seattle - to make use of the larger, more sophisticated pieces of equipment already available at those facilities.

"In connection with our previous announcement regarding the pursuit of new business opportunities, we are very excited about this transaction with HPI and the potential for their hydrogen technology," commented Equitex President, Henry Fong. "Given the recent doubling of oil prices and the push by many nations, including the United States, to develop alternate energy sources not just for automobiles but for many other applications, we believe the future of hydrogen as an alternate energy source is extremely bright."

Completion of the transaction is subject to customary conditions including, but not limited to, negotiation and execution of a definitive agreement, any necessary stockholder approvals and board of director approval.

Equitex, Inc. is a holding company operating through its majority owned publicly-traded subsidiary FastFunds Financial Corporation (OTC/BB: FFFC) of Minnetonka, Minnesota, as well as its majority owned subsidiary Denaris Corporation. FastFunds, through its operating subsidiary Chex Services, Inc., provides comprehensive cash access services to Native American and traditional casinos, other gaming facilities and retail establishments. Denaris was formed to provide stored value card services.
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The statements included in this press release concerning predictions of economic performance and management's plans and objectives constitute forward- looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in Equitex's Securities and Exchange Commission filings; failure of registration statements to be declared effective; failure to comply with Nasdaq Marketplace rules; completion of due diligence, shareholder approval, regulatory approvals and certain other pre-closing conditions for all incomplete merger or acquisition transactions; the loss of contracts or failure to acquire new contracts; success of any legal actions; failure to successfully implement newly developed product lines including projected increases in revenues or earnings; delays or the inability to obtain regulatory approvals for previously announced acquisitions; the inability to initiate or complete any contemplated restructuring, offering, acquisition, disposition or other transaction; adverse financial performance by Equitex or any of its subsidiaries; failure to obtain or maintain regulatory approval for products and services offered by Equitex or its subsidiaries; adverse equity market conditions and declines in the value of Equitex common stock; and the unavailability of financing to complete management's plans and objectives. The forward-looking statements contained in this press release speak only as of the date hereof and Equitex disclaims any intent or obligation to update these forward-looking statements.